UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

CHROMADEX CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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10005 Muirlands Blvd.
Suite G
Irvine, CA 92618

Dear Stockholder:

Our board of directors has approved an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse stock split of our common stock at a ratio determined by the board within a specified range, and to reduce the number of authorized shares of our common stock by the same reverse stock split ratio.  The purpose of the reverse stock split is to increase the market price of our common stock to make our common stock more attractive to a broader range of institutional and other investors and to meet the minimum stock price eligibility requirements of certain stock exchanges.

These actions by our board of directors to amend the Certificate of Incorporation are subject to approval of our stockholders.  This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement, which describes the terms of the proposed amendment to our Certificate of Incorporation.  Also enclosed you will find your written consent card and return envelope.  Please complete, date and sign the written consent card and return it in the enclosed, postage-prepaid envelope or by facsimile to (917) 338-3182 by 5:00 p.m., Eastern Time, on October 7, 2011.  You can also submit your consent electronically on the Internet using instructions on the consent card.

Your response to this solicitation is important.  Failure to return the enclosed written consent card will have the same effect as a vote against approval of the amendment to our Certificate of Incorporation.  Our board of directors recommends that all stockholders CONSENT to the amendment to our Certificate of Incorporation.

Sincerely yours,

FRANK L. JAKSCH JR.
Chairman of the Board of Directors
September 8, 2011

Important Notice Regarding the Availability of Consent Solicitation Materials:

The consent solicitation materials are available on the SEC’s website at www.sec.gov as well as through our website at www.chromadex.com under “Investor Relations, SEC Filings.”

10005 Muirlands Blvd.
Suite G
Irvine, CA 92618

NOTICE OF SOLICITATION OF CONSENTS

TO OUR STOCKHOLDERS:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by ChromaDex Corporation (the “Company”) in connection with the solicitation on behalf of our board of directors of written consents from the holders of the Company’s common stock to take action without a stockholders’ meeting.

Our board of directors is requesting the holders of the Company’s common stock consent to the following matter:

1.
Approval of an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to September 30, 2012, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the same reverse stock split ratio determined by the Board of Directors.

We have established the close of business on August 26, 2011 as the record date for determining stockholders entitled to submit written consents.

We request that each stockholder complete, date and sign the enclosed written consent card and promptly return it in the enclosed postage-prepaid envelope or fax it to Laurel Hill Advisory Group at (917) 338-3182.  You can also submit your consent electronically using instructions on the consent card. To be counted, your properly completed written consent card must be received at or before 5:00 p.m. Eastern Time, on October 7, 2011, subject to extension by our board of directors.

Your vote is important.  Failure to return the enclosed written consent card will have the same effect as a vote against the proposed amendment to the Company’s Certificate of Incorporation.  We recommend that all stockholders consent to the amendment to the Company’s Certificate of Incorporation by marking the box entitled “CONSENT” with respect to the proposal on the enclosed written consent card.  If you sign and send in the written consent card but do not indicate how you want to vote as to the proposed amendment, your consent card will be treated as a consent authorizing the proposal.

Consents may be revoked by stockholders at any time prior to the time that we receive and accept the written consent of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote.

IT IS VERY IMPORTANT THAT EVERY STOCKHOLDER RETURN THE ENCLOSED WRITTEN CONSENT CARD.  WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WRITTEN CONSENT AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

 THOMAS C. VARVARO

Secretary
Irvine, California
September 8, 2011

CHROMADEX CORPORATION

Annex A – Amendment to Amended and Restated Certificate of Incorporation

-i-

10005 MUIRLANDS BLVD.
SUITE G
IRVINE, CA 92618
(949)-419-0288

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the stockholders of ChromaDex Corporation (“we,” “our,” or the “Company”) with regard to the following proposal:

1.
Approval of an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to September 30, 2012, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the same reverse stock split ratio determined by the Board of Directors (“Reverse Stock Split”).

This Consent Solicitation Statement contains important information for you to consider when deciding how to vote on this matter.  Please read it carefully.

Our board of directors has elected to obtain stockholder approval of the amendment to our Certificate of Incorporation by written consent, rather than by calling a special meeting of stockholders.  Written consents are being solicited from all of our stockholders pursuant to Section 228 of the Delaware General Corporation Law and Section 7 of Article II of our Bylaws.

Voting materials, which include this Consent Solicitation Statement and a written consent card, are being mailed to all stockholders on or about September 12, 2011.  Our board of directors set the close of business on August 26, 2011 as the Record Date for the determination of holders entitled to act with respect to the consent.  As of the Record Date, the Company had 74,368,568 shares of common stock outstanding, held of record by approximately 87 registered holders.

Vote Required

In order to approve the Reverse Stock Split, we must receive the written consent of a majority of the outstanding shares of common stock (the “Requisite Consents”).  Each share of common stock entitles the holder of record to one vote on the matters set forth in the written consent card.  Broker non-votes and abstentions will have the effect of a vote against the proposal.  If you do not consent to the amendment, formally abstain to the amendments or if you do not vote at all, and we do not otherwise obtain enough consents to approve the Reverse Stock Split, the Reverse Stock Split will not be approved.  Our board of directors recommends that you CONSENT to the Proposal.

“Broker non-votes” result when stockholders hold their shares in street name and do not provide voting instructions to their broker or other nominee.  Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules.  We expect that brokers and other nominees will be allowed under the rules of the New York Stock Exchange to exercise discretionary authority with respect to the proposal for beneficial owners who have not provided voting instructions.

How to Submit Consents

All written consents that are properly completed, signed and delivered to our agent, Laurel Hill Advisory Group, LLC (the “Consent Solicitation Agent”), prior to the Expiration Date, and not revoked prior to our acceptance of the written consents, will be accepted.  If you have any questions about the consent solicitation or how to vote or revoke your written consent, or if you should need additional copies of this Consent Solicitation Statement or voting materials, please contact the Consent Solicitation Agent at (917) 338-3181.

By Mail

Stockholders of record who desire to consent to the amendment of our Certificate of Incorporation may do so by mailing or delivering the applicable written consent to the Consent Solicitation Agent using the enclosed, postage pre-paid envelope and in accordance with the instructions contained in the written consent.  If your shares are held in street name, voting will depend on the voting processes of your broker, bank, or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

If the written consent is properly completed and signed, the stockholder will be deemed to have consented to the proposal to amend our Certificate of Incorporation.  Failure to return the enclosed written consent card will have the same effect as a vote against approval of the proposal to amend our Certificate of Incorporation.

Written consents by the stockholder(s) must be executed in exactly the same manner as the name(s) appear(s) on the share certificates.  If share certificates to which a written consent relates are held of record by two or more joint holders, all such holders must sign the written consent.  If a signature is by a trustee, executor, administrator, guardian, proxy, attorney-in-fact, officer of a corporation or other record holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act.  If share certificates are registered in different names, separate written consents must be executed covering each form of registration.

THE CONSENT SHOULD NOT BE SENT TO US.  A STOCKHOLDER MUST COMPLETE, SIGN, DATE AND DELIVER THE WRITTEN CONSENT (OR PHOTOCOPY THEREOF) FOR SUCH HOLDER’S SHARES TO THE CONSENT SOLICITATION AGENT.  SUCH WRITTEN CONSENT MAY BE DELIVERED TO THE CONSENT SOLICITATION AGENT BY HAND, MAIL, FACSIMILE OR OVERNIGHT COURIER.

On the Internet

The Internet voting procedures established by the Company for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.  If you vote on the Internet, you do not have to return your written consent.

Stockholder of Record.  The Website for Internet voting is https://www.shareholderaccountingsoftware.com/tspweb/ island/pxsignon.asp. Please have your written consent handy when you go online.  Internet voting facilities for stockholders of record will close at 5:00 p.m. Eastern Time on October 7, 2011.

Beneficial Holders.  The availability of Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive.  If Internet voting is available to you, voting facilities will close at 5:00 p.m. Eastern Time on October 7, 2011.

Expiration Date; Amendments

The term “Expiration Date” means 5:00 p.m. Eastern Time, on October 7, 2011, unless the Requisite Consents are received prior to such date, in which case this solicitation will expire on the date that such Requisite Consents are obtained, and such earlier date shall be the Expiration Date.  Final results will be published in a Form 8-K after the time period for providing consents expires (the earlier of October 7, 2011, unless extended, or the time the Requisite Consents have been received).

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Company reserves the right, at any time prior to the Expiration Date, to amend or terminate the solicitation, or to delay accepting written consent cards.

Revocation of Consents

Written consents may be revoked or withdrawn by the stockholders at any time prior to the date we have received the Requisite Consents and have accepted them or prior to 5:00 p.m. Eastern Time on the Expiration Date.  To be effective, a written or facsimile revocation or withdrawal of the written consent card must be received by the Consent Solicitation Agent prior to such time and addressed as follows: Laurel Hill Advisory Group, LLC, c/o Sylvia Hermina, 100 Wall Street, 22nd Floor, New York, NY  10005; or by facsimile at (917) 338-3182.  A notice of revocation or withdrawal must specify the stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.

Solicitation of Consents

Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of consents to approve the amendment to our Certificate of Incorporation.  Certain directors, officers and employees of our Company may solicit written consents by mail, facsimile or in person.  Our Company will pay for the costs of solicitation.  We expect to pay the reasonable expenses of brokers, nominees and similar record holders in mailing voting materials to beneficial owners of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of August 26, 2011, there were 74,368,568 shares of our common stock outstanding. In addition, at August 26, 2011, (i) there were options representing rights to purchase up to 16,233,121 shares of ChromaDex common stock at a weighted average exercise price of $1.52 per share, (ii) warrants representing rights to purchase up to 8,794,992 shares of ChromaDex common stock at an exercise price of $0.21 per share issued as part of the 2010 Private Placement, and (iii) warrants representing rights to purchase up to 1,718,350 shares of ChromaDex common stock at a weighted average exercise price of $3.00 per share issued prior to the 2010 Private Placement. The following table sets forth certain information regarding our common stock, beneficially owned as of August 26, 2011, by each person known to us to beneficially own more than 5% of our common stock, each named executive officer identified in our proxy statement for our 2011 annual meeting, each director, and all directors and executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of that date. Shares issuable upon exercise of options or warrants that are exercisable or convertible within 60 days after August 26, 2011 and restricted stock over which the holder has voting and investment power are included as beneficially owned by the holder. Beneficial ownership generally includes voting and dispositive power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (2)		Aggregate Percentage Ownership (2)
5% and Greater Stockholders (1)
Dr. Phillip Frost (3)	14,325,004		19.26%
Michael H. Brauser (4)	7,470,352		9.56%
Barry Honig (5)	6,239,577		8.39%
Black Sheep, FLP (6)	6,225,155		8.37%
John Liviakis (7)	4,638,714		6.22%
Directors
Stephen Block (8)	392,271		*
Reid Dabney (9)	335,017		*
Hugh Dunkerley (10)	467,858		*
Mark S. Germain (11)	750,142		1.00%
Glenn L. Halpryn (12)	1,188,303		1.58%
Frank L. Jaksch Jr. (13)	10,190,822		13.25%
Curtis A. Lockshin (14)	28,125		*
Named Executive officers
Frank L. Jaksch Jr., Chief Executive Officer	(See above	)
Thomas C. Varvaro, Chief Financial Officer (15)	1,378,389		1.82%
William Spengler, President (16)	1,043,400		1.40%
All directors and executive officers as a group (7 Directors plus President and Chief Financial Officer) (17)	15,774,326		19.50%
*	Represents less than 1%.

(1)
Addresses for the beneficial owners listed are: Dr. Phillip Frost, 4400 Biscayne Blvd., Suite 1500, Miami, FL 33137; Michael Brauser, 595 South Federal Highway, Suite 600, Boca Raton, FL 33432; Barry Honig, 595 South Federal Highway, Suite 600, Boca Raton, FL 33432; Black Sheep, FLP and Frank Louis Jaksch Jr., 8 Garzoni Aisle, Irvine, CA 92606;  and John Liviakis, 655 Redwood Highway, Suite 395, Mill Valley, CA 94945.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to shares beneficially owned. Unless otherwise specified, reported ownership refers to both voting and dispositive power. Shares of common stock issuable upon the conversion of stock options or the exercise of warrants within the next 60 days are deemed to be converted and beneficially owned by the individual or group identified in the Aggregate Percentage Ownership column.

(3)
Held by Frost Gamma Investments Trust, of which Dr. Phillip Frost has voting and investment power, as the trustee. Dr. Frost is a shareholder and chairman of the board of Ladenburg Thalmann Financial Services, Inc. (NYSE:LTS), parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers.

(4)
Direct ownership of (i) 100,000 immediately exercisable warrant shares and (ii) through Michael & Betsy Brauser TBE, 1,795,714 shares of common stock and 1,785,714 immediately exercisable warrant shares.  Indirect ownership through (i) Betsy Brauser Third Amended Trust Agreement (beneficially owned by the spouse and disclaimed by Michael Brauser) of 357,142 shares of common stock and 357,142 immediately exercisable warrant shares; (ii) Grander Holdings, Inc. 401K profit Sharing Plan (of which, Michael Brauser is a trustee) of 314,285 shares of common stock and 314,285 immediately exercisable warrant shares; (iii) Brauser 2010 GRAT (of which Michael Brauser is a trustee) of 342,857 shares of common stock and 342,857 immediately exercisable warrant shares; and (iv) BMB Holdings, LLLP (of which, Michael Brauser is the Manager of its General Partner) of 846,428 shares of common stock and 846,428 immediately exercisable warrant shares. Includes 67,500 stock options exercisable within 60 days. Mr. Brauser is a former director of the Company who resigned on March 2, 2011.

(5)
Includes 2,857,142 shares of common stock owned directly by Barry Honig, a further 3,152,435 shares of common stock owned by GRQ Consultants Inc Roth 401K FBO Renee Honig, for which Mr. Honig’s spouse is the beneficiary and Mr. Honig holds voting and investment power, and a further 230,000 shares of common stock owned by the GRQ Consultants Inc. Defined Benefits Plan, for which Mr. Honig is the beneficiary and holds voting and investment power.

(6)
Black Sheep, FLP is a family limited partnership the co-general partners of which are Frank L. Jaksch, Jr. and Tricia Jaksch and the sole limited partners of which are Frank L. Jaksch, Jr., Tricia Jaksch and the Jaksch Family Trust.

(7)	Includes 214,286 immediately exercisable warrant shares. Includes 567,000 restricted shares of common stock. The restricted shares will vest in full on April 19, 2012.
(8)	Includes 392,271 stock options exercisable within 60 days.
(9)	Includes 335,017 stock options exercisable within 60 days.
(10)	Includes 467,858 stock options exercisable within 60 days.
(11)
Includes 750,142 stock options exercisable within 60 days. Does not include 2,053,995 shares beneficially owned by Margery Germain, who is Mr. Germain’s wife, as Mr. Germain does not share voting or dispositive control over those shares.

(12)
Indirect ownership through IVC Investors, LLLP (in which Glenn Halpryn has an interest) of 535,714 shares of common stock and 535,714 immediately exercisable warrant shares. Glenn Halpryn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Includes 116,875 stock options exercisable within 60 days.

(13)
Includes 1,429,000 shares owned by the Jaksch Family Trust, beneficially owned by Frank L Jaksch Jr. because Mr. Jaksch Jr. has shared voting power for such shares. Includes 6,225,155 shares owned by Black Sheep, FLP beneficially owned by Mr. Jaksch Jr. because he has shared voting power and shared dispositive power for such shares. Includes 5,000 shares directly owned by Mr. Jaksch Jr. Includes 2,531,667 stock options exercisable within 60 days.

(14)	Includes 28,125 stock options exercisable within 60 days.
(15)	Includes 1,378,389 stock options exercisable within 60 days.
(16)
Includes 1,000,000 restricted shares of common stock. The restricted shares will vest in full on November 15, 2013, provided that Mr. Spengler is continuously employed by the Company and the fair market value of the Company’s common stock at any time prior to November 15, 2013 has increased by at least three times the Reference price.

(17)	Includes 535,714 immediately exercisable warrant shares and 6,000,343 stock options exercisable within 60 days.

PROPOSAL:

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

Our board of directors has adopted resolutions (1) declaring that submitting an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the Reverse Stock Split be submitted to the holders of our common stock for their approval.

The form of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split will be substantially as set forth on Annex A (subject to any changes required by applicable law).  If approved by our stockholders, the Reverse Stock Split proposal would permit (but not require) our board of directors to effect a reverse stock split of our common stock at any time prior to September 30, 2012 by a ratio of not less than one-for-two and not more than one-for-ten, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.  We believe that enabling our board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders.  In determining a ratio, if any, following the receipt of stockholder approval, our board of directors may consider, among other things, factors such as:

•	the initial listing requirements of various stock exchanges;

•	the historical trading price and trading volume of our common stock;

•	the number of shares of our common stock outstanding;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our board of directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our board of directors, no less than two and no more than ten shares of existing common stock, as determined by our board of directors, will be combined into one share of common stock.  Cash will be paid in lieu of the issuance of fractional shares.  The amendment to our Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split, if any, will include only the reverse split ratio determined by our board of directors to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

If the Reverse Stock Split is effected, we will also proportionately reduce the number of authorized shares of our common stock in connection with approval of our Reverse Stock Split, as described below in “— Authorized Shares.” Accordingly, we are also proposing to adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to reduce the total number of authorized shares of common stock, depending on the reverse split ratio determined by our board of directors.  If our board of directors abandons the Reverse Stock Split, it will also abandon the related proposed proportionate reduction in the number of authorized shares of common stock.

To avoid the existence of fractional shares of our common stock, the Company will pay cash in lieu of fractional shares as described below.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our board of directors is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of the NASDAQ Market or NYSE Amex and to make our common stock more attractive to a broader range of institutional and other investors.  In addition to increasing the market price of our common stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below.  Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on the NASDAQ Market or NYSE Amex.  The NASDAQ Market requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share.  The NYSE Amex requires an initial listing bid price of $3.00 (or $2.00 depending on the applicable listing standard). Reducing the number of outstanding shares of our common stock should, absent other  factors, increase the per share market price of our common stock, although we can not provide any assurance that our minimum bid price would remain following the Reverse Stock Split over the minimum bid price requirement of any such stock exchange.

Additionally, we believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock.  As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.  The exact timing of the filing of the certificate of amendment that will affect the Reverse Stock Split will be determined by our board of directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Company’s Certificate of Incorporation, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.  If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on September 30, 2012, our board of directors will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our board of directors, a minimum of two and a maximum of ten shares of existing common stock will be combined into one new share of common stock.  The table below shows, as of August 26, 2011, the number of outstanding shares of common stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split

1-for-2	37,184,284
1-for-3	24,789,523
1-for-4	18,592,142
1-for-5	14,873,714
1-for-6	12,394,761
1-for-7	10,624,081
1-for-8	9,296,071
1-for-9	8,263,174
1-for-10	7,436,857

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our board of directors.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “— Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of fractional shares.  In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.  After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.  Our common stock will continue to be listed on the OTC Bulletin Board under the symbol “CDXC” subject to any decision of our Board of Directors to list our securities on a stock exchange.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the common stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the Consent Solicitation Agent after the Effective Time.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Consent Solicitation Agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.  If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split.  Therefore, we will not issue certificates representing fractional shares.  In lieu of issuing fractions of shares, we intend to pay cash as follows:

•	If a stockholder’s shares are held in street name, payment for the fractional shares will be deposited directly into the stockholder’s account with the organization holding the stockholder’s shares.

•
If the stockholder’s shares are registered directly in the stockholder’s name, payment for the fractional shares will be made by check, sent to the stockholder directly from our transfer agent upon receipt of the properly completed and executed transmittal letter and original stock certificates.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•
The average closing sales price of our common stock as reported on the exchange on which our common stock is then listed for the five trading days preceding the effective date of the reverse stock split; by

•	The amount of the fractional share.

Those stockholders who hold less than the number of shares set forth in the reverse stock split ratio would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split.   The Board reserves the right to aggregate all fractional shares for cash and arrange for their sale, with the aggregate proceeds from such sale being distributed to the holders of fractional shares on a pro rata basis.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.  The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

Authorized Shares

If and when the board of directors elects to effect the Reverse Stock Split, we will also reduce the number of authorized shares of common stock in proportion to the reverse stock split ratio.  The reduction in the number of authorized shares would be effected by the filing of the certificate of amendment, as discussed above.  The table below shows the number to which authorized shares of common stock will be reduced resulting from the listed hypothetical reverse stock split ratios indicated below:

Reverse Stock Split Ratio	Number of Authorized Shares of Common Stock Following the Reverse Stock Split

1-for-2	75,000,000
1-for-3	50,000,000
1-for-4	37,500,000
1-for-5	30,000,000
1-for-6	25,000,000
1-for-7	21,428,571
1-for-8	18,750,000
1-for-9	16,666,667
1-for-10	15,000,000

The actual number of authorized shares after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board of directors.

Accounting Matters

The proposed amendment to the Company’s Amended and Restated Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.001 par value per share.  As a result, as of the Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split.  Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one ore more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S.  expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse stock split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Consent Required to Approve the Amendment and Recommendation

Under Delaware law and our charter documents, the affirmative consent of holders of a majority of the shares of common stock outstanding as of the Record Date is required to approve the Reverse Stock Split and proportionate reduction in our authorized shares of common stock.

Our board of directors recommends that stockholders CONSENT to the amendment to the Amended and Restated Certificate of Incorporation to authorize the Reverse Stock Split.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect the current view about future events. When used in this Consent Solicitation Statement the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements, include, but are not limited to, statements contained in this Consent Solicitation Statement relating to our business, business strategy, and potential implementation of a Reverse Stock Split and the impact thereunder. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statement of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward looking statements include, a continued decline in general economic conditions nationally and internationally, decreased demand for our products and services; market acceptance of our products; the ability to protect our intellectual property rights; impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; inability to raise capital to fund continuing operations; changes in government regulation, the ability to complete customer transactions and capital raising transactions, and other factors relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

AVAILABILITY OF FORM 10-K

Copies of the Annual Report on Form 10-K for the fiscal year ended January 1, 2011, will be provided, without charge, upon the written request of any stockholder.  No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.  This request should be directed to ChromaDex Corporation, 10005 Muirlands Blvd., Suite G, Irvine, California 92618; Attn: Chief Financial Officer.  Our latest quarterly report on Form 10-Q is available from our Chief Financial Officer at the foregoing address.  Our Annual Report on Form 10-K and our other periodic filings are available on the SEC’s website at www.sec.gov as well as through our Company’s website at www.chromadex.com under “Investor Relations, SEC Filings.”

STOCKHOLDER PROPOSALS

In accordance with SEC rules, if a stockholder wishes to have a proposal printed in the proxy statement to be used in connection with our next annual meeting of stockholders, such proposal must be received by Thomas C. Varvaro, Secretary, at the address above prior to December 12, 2011 in order to be included in our proxy statement and form of proxy relating to that meeting.  For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding sentence) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on February 27, 2012 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior the close of business on February 27, 2012.

In addition, stockholders may present proposals, which are proper subjects for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement.  To do so, the stockholder must comply with the procedures specified in our Bylaws. Our Bylaws require that, for other business to be properly brought before an annual meeting by a stockholder, we must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the stockholder’s name and address, (c) the number of shares beneficially owned by such stockholder as of the date of the stockholder’s notice, and (d) any financial interest of such stockholder in the proposal. Similar information is required with respect to any other stockholder, known by the stockholder giving notice, supporting the proposal. Any proposals we do not receive in accordance with the above standards may not be presented at the 2012 annual meeting of stockholders.

If the proposal includes the nomination of a person to become a director, the nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in our Bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be considered independent under Rule 10A-3 under the Exchange Act, or, alternatively, a statement that the recommended candidate would not be independent. A nomination which does not comply with the above requirements will not be considered.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act.  Accordingly, we file periodic reports, proxy statements and other information with the SEC.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed.  Additionally, all forms filed with the SEC and additional stockholder information is available free of charge on our website www.chromadex.com, including our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, which we previously delivered to all our stockholders or by contacting our Corporate Secretary at 10005 Muirlands Blvd., Suite G, Irvine, CA 92618, or by phone (949)-419-0288.  We post these reports to its website as soon as reasonably practicable after filing them with the SEC.  None of the information on or accessible through our website is incorporated into this Consent Solicitation.

 By Order of the Board of Directors,

 Thomas C. Varvaro
Chief Financial Officer and Secretary
September 8, 2011

Annex A

Amendment to Amended and Restated Certificate of Incorporation

The first paragraph of Article IV of the Company’s Amended and Restated Certificate of Incorporation currently reads in its entirety as follows:

The Corporation is authorized to issue one class of stock, which shall be designated as “Common Stock”.  The total number of shares of Common Stock the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000) with a par value of $.001 per share.

The proposal would amend the first paragraph of Article IV of the Company’s Amended and Restated Certificate of Incorporation to read substantially in its entirety as follows, subject to compliance with applicable law:

The Corporation is authorized to issue one class of stock, which shall be designated, as “Common Stock.”  The total number of shares of Common Stock the Corporation is authorized to issue is          +      million (          +          ), with par value of $0.001 per share.  Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, each [      ]*  shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fraction of a share as of the time when this Certificate of Amendment becomes effective based on the average closing sales price of the Common Stock as reported on [_____***_______] for the five trading days preceding such date.   Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

The remaining paragraphs of Article IV shall not be affected by the foregoing amendment.

+ Whole number between 150,000,000 and 15,000,000 as determined by the Board of Directors in its sole discretion.

* Whole number between two (2) and ten (10) as determined by the Board of Directors in its sole discretion.

*** Name of exchange on which Corporation’s Common Stock is then listed.

Annex A-1

CHROMADEX CORPORATION

REVOCABLE CONSENT SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of ChromaDex Corporation (the “Company”) hereby revokes all previously granted consents and appoints each of Frank L. Jaksch, Jr. and Thomas C. Varvaro as their attorneys, agents and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as the undersigned has designated, all the shares of common stock of the undersigned.

1.
Approval of an amendment to our Certificate of Incorporation to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to September 30, 2012, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the reverse stock split ratio determined by the Board of Directors.

☐	☐	☐
CONSENT	CONSENT WITHHELD	ABSTAIN

THIS CONSENT WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS GIVEN, THIS CONSENT WILL BE VOTED FOR THE REVERSE STOCK SPLIT.

This Consent revokes any consent to vote such shares heretofore given by the undersigned.  Please sign and date below.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this consents, and hereby revokes any and all consents the undersigned has given before.  The undersigned acknowledges receipt of the Consent Solicitation which accompanies the notice.

DATED: __________, 2011
(Signature)

(Signature, if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s).  If stock is held jointly, each holder must sign.  If signing is by attorney, executor, administrator, trustee or guardian, give full title as such.  A corporation or partnership must sign by an authorized officer or general partner, respectively.

PLEASE SIGN, DATE AND RETURN THIS CONSENT IN THE ENVELOPE PROVIDED TO LAUREL HILL ADVISORY GROUP, LLC C/O SYLVIA HERMINA AT 100 WALL STREET, 22ND FLOOR, NEW YORK, NY 10005.

You may also submit your consent facsimile to (917) 338-3182 or electronically on the Internet by going to ttps://www.shareholderaccountingsoftware.com/tspweb/island/pxsignon.asp.

Important Notice Regarding the Availability of Consent Materials.  The consent solicitation is available on the SEC’S website at www.sec.gov as well as through the Company’s website at www.chromadex.com under “Investor Relations, SEC Filings.”